Exhibit 99.1

February _, 2010

Form of Term Sheet for Debt Investment
into Applied Nanotech Holdings, Inc.

This agreement is between Applied Nanotech Holdings, Inc. (“Issuer”) and __________ (“Investor”).  The Issuer intends to raise a maximum of $2.5 million in new capital in the form of a convertible debenture (the “Debentures”).

Convertible
Debentures:	The due date of the Debentures will be 30 months from the date of issuance.

The Debentures shall bear interest at the rate of 8% per annum, which amount ( the “Accrued Interest”) shall be added to the principal balance (the “Principal”) thereof and be subject to conversion in accordance with the terms hereof.  No cash shall be payable in respect of interest, other than where the unconverted Debentures are redeemed.

Redemption:
If not converted earlier, the notes shall be redeemed in cash on the due date. In addition, if not converted earlier, the notes may be redeemed in cash at any time after May 1, 2010 at the option of issuer upon 30 days written notice to the investor. Upon receipt of such written notice, Investor has 15 days to elect to receive up to 50% of the amount due in shares of the issuer’s common stock at the conversion price.

Conversion
Feature:
The Debentures shall be convertible at the “Conversion Price” (1) at any time at the option of the holder after Issuer has increased its authorized shares of common stock, or (2) at the option of the issuer, 50% of the Principal and  Accrued Interest on December 15, 2010, if the average closing price of the Issuer’s common stock for the period from September 1, 2010 through November 30, 2010 is greater than three times the conversion price, or (3) at the option of issuer, all Principal and  Accrued Interest on December 15, 2011, if the average closing price of the Issuer’s common stock for the period from September 1, 2011 through November 30, 2011 is greater than three times the conversion price.

Conversion
Price:	The Conversion Price is $0.20 per share.

Conversion
Ratio:	The number of shares of APNT common stock to be received upon conversion will be determined by dividing the Principal plus Accrued Interest (the “Conversion Amount”) by the Conversion Price.

Registration:
The Company intends to, but is not obligated to, file a registration statement with the SEC to facilitate the sale of shares received as a result of conversion of the Debenture. In the absence of a registration statement, shares may be sold pursuant to Rule 144 at any time after the debenture has been outstanding for a period of 6 months, regardless of the time period that the shares themselves have been held after conversion.

Authorized
Shares:
Promptly upon issuance of the convertible debentures, the issuer will schedule a shareholder’s meeting, if necessary, to increase the authorized shares of common stock to insure that adequate shares are available if the debentures are converted in full. The investor agrees to vote any common shares that are under investors control in favor of the increase in authorized shares.

Conditions:	Mutual agreement on definitive documentation. The documentation will include mutually acceptable provisions and/or appropriate covenants concerning repayment of the Debentures.

Closing:	Commitment by February _, 2010 and Funding by February __, 2010.

INVESTOR AGREES TO KEEP THIS TERM SHEET CONFIDENTIAL AND NOT TO DISTRIBUTE IT TO, OR DISCUSS IT WITH, ANY THIRD PARTY (OTHER THAN INVESTOR’S LEGAL AND FINANCIAL ADVISORS, WHO SHALL BE INFORMED OF THE CONFIDENTIAL NATURE OF THIS DOCUMENT) WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF APNT.

The parties hereby acknowledge their mutual agreement to the above terms and their intention to negotiate in good faith the contemplated transaction in an expedited manner.  This term sheet will be considered void if it is not executed by both parties prior to the close of business on February __, 2010.  The undersigned officer, on behalf of Issuer, hereby represents and warrants that this term sheet has been duly authorized, executed and delivered by Issuer.

Applied Nanotech Holdings, Inc.

By:_____________________
Name: Douglas P. Baker
Title: Chief Executive Officer
Date: February __, 2010

Amount of Commitment _________________

INVESTOR NAME

By: _________________________
Name:
Title:
Date: February __, 2010